  Exhibit 99.1

October 22, 2009

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI ANNOUNCES PRELIMINARY THIRD QUARTER 2009 FINANCIAL RESULTS
INVESTOR RELATIONS CONFERENCE CALL ADVISORY

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported that third quarter 2009 revenues are expected to total approximately $150 million. Third quarter 2009 earnings before depreciation and amortization expense, net interest expense, income tax expense, share-based compensation expense, and non-cash contribution adjustment (adjusted EBITDA) are expected to approximate $50 million. GCI reported revenues of $151.7 million and adjusted EBITDA of $47.8 million in the third quarter of 2008.

GCI expects third quarter 2009 net income to total approximately $4 million. GCI reported net income of $0.3 million for the same period of 2008.

GCI added $10 million of revolver indebtedness under its senior secured bank credit facility during the third quarter of 2009. The credit facility had approximately $390 million outstanding and approximately $3 million in letters of credit at the end of the third quarter of 2009.

Selected Customer Metrics

•	GCI added 7,400 consumer and commercial wireless subscribers in the third quarter of 2009. Wireless subscribers totaled 120,000 at the end of the quarter.

•	Company wide access lines totaled 143,000 at the end of the third quarter of 2009.

•	GCI has provisioned 104,400 access lines representing 73 percent of its total access lines on its own facilities at the end of the third quarter of 2009.

•
GCI had 108,500 consumer and commercial cable modem access customers at the end of the third quarter of 2009, an increase of 3,200 over the 105,300 cable modem customers at the end of the second quarter 2009.

•	GCI had 149,300 basic video subscribers at the end of the third quarter of 2009, an increase of 1,100 over the third quarter of 2008.

These results are based on preliminary unaudited financial information and are subject to change in connection with our quarterly procedures for preparing financial statements to be included in our periodic SEC filings.  Consequently, you should not place undue reliance on this preliminary financial information.
Final results for the third quarter of 2009 will be released after the market closes on November 4, 2009. GCI will hold a conference call to discuss the quarter’s results on Thursday, November 5, 2009 beginning at 2 p.m. (Eastern). To access the briefing on November 5, call the conference operator between 1:50-2 p.m. (Eastern Time) at 888-316-9408 (International callers should dial 1-312-470-7175) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-925-1779, access code 7461 (International callers should dial 402-220-3079.)

GCI is the largest telecommunications company in Alaska.  The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households.  GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which connects not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network.  The company’s satellite network provides communications services to small towns and villages throughout rural Alaska.  GCI is in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

            A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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GCI
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2009 (preliminary)	September 30, 2008
Net income attributable to GCI	$4.0	0.3
Net income attributable to the non-controlling interest	---	0.4
Net income	4.0	0.7
Income tax expense	4.0	1.5
Income before income tax expense	8.0	2.2

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	13.0	14.1
Interest income	---	(0.4)
Other expense, net	13.0	13.7

Operating income	21.0	15.9
Depreciation and amortization expense	30.0	28.9
Net income attributable to the non-controlling interest	---	(0.4)

EBITDA (Note 2)	51.0	44.4
Share-based compensation expense	(1.0)	2.7
Non-cash contribution adjustment	---	0.7
Adjusted EBITDA (Note 1)	$50.0	47.8

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income Attributable to GCI, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.